Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
______________________________________________________________

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-118426, 333-125083 and 333-129722) and on Form S-8 (Nos. 333-126877 and 333-126878) previously filed by Hana Biosciences, Inc. of our report, dated March 3, 2006, on the financial statements of Hana Biosciences, Inc. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, which report appears in this annual report on Form 10-K for the year ended December 31, 2005.

/s/ J. H. COHN LLP

San Diego, California
March 15, 2006